EXHIBIT 5.1

September 3 2004

Cornell Companies, Inc
1700 West Loop South, Suite 1500
Houston, Texas 77027

Gentlemen:

        We have acted as special counsel to Cornell Companies, Inc., a Delaware corporation (the "Company") and the subsidiaries of the Company named in Schedule I hereto (the "Guarantors"), in connection with the preparation and filing of the Registration Statement on Form S-4 by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on September 3, 2004 (the "Registration Statement"), with respect to the issuance by the Company of up to $112,000,000 aggregate principal amount of its 10 3/4% Senior Notes due 2012 (the "New Notes") in exchange for up to $112,000,000 in aggregate principal amount of its outstanding 10 3/4% Senior Notes due 2012 (the "Old Notes") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the New Notes. The New Notes and the Guarantees are to be issued in accordance with the provisions of the Indenture, dated as of June 24, 2004 (the "Indenture"), by and between the Company, the guarantors signatory thereto, and JPMorgan Chase Bank, as trustee (the "Trustee"). The New Notes and the Guarantees are to be issued pursuant to an exchange offer (the "Exchange Offer") by the Company to holders of the issued and outstanding Old Notes, as contemplated by the Exchange and Registration Rights Agreement, dated as of June 24, 2004 (the "Registration Rights Agreement"), by and between the Company, the guarantors signatory thereto, J.P. Morgan Securities Inc., Comerica Securities, Inc., Piper Jaffray & Co. and SouthTrust Securities, Inc.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In our capacity as counsel to the Company and the Guarantors in connection with the Exchange Offer, we have examined the Registration Statement, the Indenture (including each guarantee set forth therein) and the forms of the New Notes, each of which will be filed with the Commission as an exhibit to the Registration Statement. We have also examined originals, or copies certified or otherwise identified, of (i) the charter, bylaws or other governing documents of each of the Company and the Guarantors, each as amended to date, (ii) corporate records of the Company, including minute books of the Company as furnished to us by the Company, (iii) corporate or partnership records of each of the Guarantors, including minute books of each of the Guarantors furnished to us by the Guarantors, (iv) certificates of public officials and of representatives of the Company and the Guarantors, and (v) statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions set forth below, we have relied upon certificates of officers or other representatives of the Company and the Guarantors with respect to the accuracy of the factual matters contained in such certificates.

        In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We have assumed the legal capacity of natural persons and the accuracy of certificates of public officials. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Our opinion set forth herein is limited to the laws of the State of New York (other than municipal and local ordinances and regulations) that are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We do not express any opinion with respect to the law of any jurisdiction other than as set forth above or as to the effect of any such other law on the opinion stated herein.

        Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture, and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Registration Rights Agreement and the Indenture, the New Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, respectively, enforceable against them in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws now or hereafter in effect affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or other equitable remedies and the concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

        Our opinion as to the enforceability of the provisions of the documents relating to the choice of New York law and New York forum is conditioned upon the assumption that such enforceability will be determined by a court of the State of New York.

        We express no opinion as to the enforceability of provisions in the documents providing for indemnification, contribution or exculpation, and we note that the enforceability of such provisions may be limited by public policy.

        We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Locke Liddell & Sapp LLP

Schedule I

Guarantors

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
CCG I Corporation	Delaware
Cornell Abraxas Group, Inc.	Delaware
Cornell Companies Administration, LLC	Delaware
Cornell Companies Management, LP	Delaware
Cornell Companies Management Holdings, LLC	Delaware
Cornell Companies Management Services, Limited Partnership	Delaware
Cornell Corrections Management, Inc.	Delaware
Cornell Corrections of Alaska, Inc.	Alaska
Cornell Corrections of California, Inc.	California
Cornell Corrections of Rhode Island, Inc.	Delaware
Cornell Corrections of Texas, Inc.	Delaware
Cornell International, Inc.	Delaware
Cornell Interventions, Inc.	Illinois
WBP Leasing, Inc.	Delaware